Quantum Technologies Reports Fourth Quarter 2014 Financial Results

•	Reports overall revenues of $13.0 million for the fourth quarter driven by strong sequential product growth

•	Strategy to provide complete fuel storage modules and systems gaining traction with expanded customer base
LAKE FOREST, Calif., March 12, 2015 /PRNewswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) (Nasdaq: QTWW), a leader in compressed natural gas (CNG) storage systems, integration and vehicle system technologies, today reported its financial results for the fourth quarter of 2014. Conference call information is provided below.
Fourth Quarter Highlights:

•	Overall revenues of $13.0 million and $34.1 million reported for the quarter and full year 2014

•	Product sales of $11.1 million for the fourth quarter, more than double the amount of product sales reported for the third quarter; driven by continued execution of storage systems strategy

•
Fourth quarter marked continuation of significant evolving product mix; shifting from sales of stand-alone CNG tank vessels to delivering additional value as a supplier of CNG fuel storage modules that integrate the Company’s industry leading CNG tanks in a complete packaged CNG system

•	Entered into a software license and development agreement with Fisker Automotive and Technologies Group to support the re-launch of Karma vehicle

•	Backlog for products, contract services and software license fees increased during the fourth quarter by $7.1 million to $29.6 million, of which $17.8 million is associated with product orders

•	Expect strong overall revenue growth in 2015

Fourth Quarter 2014 Operating Results Overview

Fuel Storage & Systems Segment
All revenues from continuing operations are generated by the Fuel Storage & Systems segment.
Total revenues amounted to $13.0 million for the fourth quarter of 2014, of which $11.1 million related to product sales and $1.9 million related to contract engineering services. This represents an increase of $0.3 million in total revenues compared to the fourth quarter of 2013. Current period product revenue was primarily comprised of CNG fuel storage systems, including shipments of the Company’s Q-CabLITE™ and Q-RailLITE™ product lines, the integration of fuel system units into General Motors’ Chevrolet CNG Impala production vehicles, stand-alone CNG fuel storage tanks, and the delivery of a hydrogen dispenser unit.
In May 2014, the Company shifted its strategic direction from selling stand-alone CNG tanks to a focus on selling complete CNG fuel storage modules and systems. Under this new strategy, the Company has experienced and is continuing to target significant revenue streams for sales of its complete CNG fuel storage modules. Although the shift in business strategy was not void of challenges, the Company was able to quickly gain material market share for CNG storage systems within the heavy duty truck market in the second half of 2014 which, along with shipments of fuel systems for General Motors’ CNG bi-fuel Chevy Impala passenger vehicle that commenced in September 2014, provided broad-based revenues that resulted in higher overall product sales in the fourth quarter of 2014 compared to 2013.
“We were excited to close out the year with strong momentum, order flow and an expanding customer base for our innovative and emerging storage product offerings that demonstrates we are making significant progress in implementing the shift to our systems based strategy,” said Brian Olson, President and CEO of Quantum. “We are excited about moving this strategy forward into 2015 and, as previously announced, we expect 2015 revenues to be 40 to 50 percent higher than 2014," continued Mr. Olson.
During the fourth quarter, the Company received additional product orders from new and existing customers for its Q-Lite® CNG storage tanks and its complete fully-integrated fuel storage modules, including the Q-CabLITE™ and Q-RailLITE™ product lines that incorporate the Q-Lite storage tanks.
As previously announced, the Company also executed an agreement with Fisker Automotive and Technologies Group (Fisker) in October 2014 pursuant to which the Company will license its plug-in hybrid control software to Fisker to support the re-launch of the Karma vehicle line and the planned Atlantic vehicle line. In addition, Quantum will serve as Fisker’s exclusive software development partner until at least such time that Fisker exercises its option to acquire joint ownership of the hybrid control software.
As a result of the additional product orders received and the agreement with Fisker that occurred in the fourth quarter, the Company’s total order backlog increased to $29.6 million as of December 31, 2014, of which $17.8 million related to product orders and $11.8 million related to future engineering services and licensing fee arrangements.
From a system cost perspective, the Company incurred significant costs and expenses during the second half of 2014 related to establishing its manufacturing capabilities to support its change in strategic direction. Although product gross margins improved nearly 20 basis points in the fourth quarter of 2014 compared to the third quarter of 2014, cost of goods sold and gross margins during the fourth quarter continued to be negatively impacted by high build costs associated with setting up expanded manufacturing processes to produce the new fuel storage module products. These costs included incremental expenses to set up new supply chains, establish new processes, acquire parts and materials at low volume pricing levels, and scrap out of parts that did not meet the Company’s internal quality standards or that resulted from enhanced designs. The Company expects these incremental expenses to continue to decline in 2015 as it moves past the initial stages of production which, in turn, will favorably impact the gross margins in future periods.
Contract services revenue was lower in the fourth quarter of 2014 compared to the same period in 2013 in part due to a gain recognized in the amount of $1.8 million in 2013 under the General Motors Impala program.
During calendar 2014, significant levels of engineering services were provided by the Company under development contracts with Advanced Green Innovations, LLC, and its affiliate, ZHRO Solutions LLC (collectively "AGI") associated with the design, development and validation of a complete packaged CNG fuel storage and delivery system for aftermarket use for heavy and medium-duty trucks. As a result of customer initiated delays that caused the Company to suspend activities under the program in the fall of 2014, no revenue was recognized related to AGI during the fourth quarter of 2014, and the anticipated completion date of the AGI system cannot be determined at this point.
The Company’s customer funded development activities are reported as costs of contract services. The overall gross margin realized on contract services revenue for the fourth quarter of 2014 decreased compared to the same period in 2013 primarily due to the gain recognized in the fourth quarter of 2013 under the General Motors Impala development program.
The operating results include research and development expenses associated with internally funded engineering development programs. The expenses for these programs amounted to $2.2 million in the fourth quarter of 2014, as compared to $1.5 million in the fourth quarter of 2013. Internally funded research and development in 2014 primarily related to efforts to advance CNG tank and storage module technologies. Included in the fourth quarter of 2014 were incremental expenses associated with significant design and validation efforts for the Company’s innovative Q-CabLITE™ Back-of-Cab module that the company began shipping in the second half of 2014.

Selling, general and administrative costs of continuing operations amounted to $2.9 million and $10.2 million for the fourth quarter and full year in 2014, as compared to $2.6 million and $11.1 million for the same periods in 2013, respectively.

Renewable Energy Segment - held for sale
As previously announced, the Company is in the process of selling the assets of its wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and is actively pursuing buyers for the remaining business operations. Schneider Power, an operator of the 10 megawatt Zephyr Wind Farm and holder of interests in certain renewable energy projects, represents the entire operations of the Company’s Renewable Energy business segment. As a result of the Company’s intent to sell the remaining assets of the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying consolidated financial information presented herein.
The Renewable Energy segment reported a net loss after taxes of $0.3 million in the fourth quarter of 2014, as compared to net loss after taxes of $0.2 million in the fourth quarter of 2013.
Net loss reported for discontinued operations includes the recognition of $0.6 million of revenue from energy sales in the fourth quarter of 2014, as compared to $0.8 million in the fourth quarter of 2013. Operating expenses in the fourth quarter of 2014 were $0.6 million, as compared to $0.7 million in the same period in 2013. Operating expenses include $0.4 million and $0.2 million of charges during the fourth quarters of 2014 and 2013, respectively, associated with asset impairments resulting from declines in estimated fair values of certain assets held for sale. Interest on debt obligations amounted to $0.3 million for the fourth quarters of both 2014 and 2013.

Non-Reporting Segment Results
Interest Expense. Interest expense decreased 25% to $0.4 million for the fourth quarter of 2014, as compared to the same period in the prior year, primarily as a result of lower effective interest rates and lower average balances on outstanding debt obligations. Approximately half of the expense recognized in the fourth quarter of 2014 relate to non-cash imputed interest associated with equity-linked features of outstanding convertible notes that the Company issued in September 2013.
Fair Value Adjustments of Derivative Instruments. Derivative instruments consisted of embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments represent non-cash unrealized gains or losses. The share price of the Company’s common stock represents the primary underlying variable that impacts the value of the derivative instruments. The decrease in fair value adjustments recognized during the fourth quarter of 2014, as compared to the same period in 2013, were primarily due to a significant decrease in outstanding instruments accounted for as derivatives coupled with a decrease in the Company’s closing share price that decreased the fair value of the derivative instrument liabilities.
Operating and Net Loss - Fourth Quarter and Calendar Year
The Company reported operating losses for its continuing operations of $3.6 million and $12.7 million for the fourth quarter and full year in 2014, as compared to operating income of $0.5 million and an operating loss of $6.7 million reported for the same periods in 2013, respectively. The decline in the 2014 periods mainly resulted from the lower gross margins realized on product shipments in the current year and the gain recognized in 2013 under the General Motors Impala development program.
The Company reported net losses of $4.3 million and $14.9 million for the fourth quarter and full year in 2014, as compared to net losses of $6.0 million and $23.0 million reported for the same periods in 2013, respectively.

Balance Sheet and Capital Resources
For its continuing operations, the Company had working capital of $5.5 million (defined as current assets less current liabilities, exclusive of derivative liabilities) as of December 31, 2014, which includes $4.5 million of outstanding borrowings under its revolving line of credit that is classified as a current liability. On February 10, 2015, the Company amended its revolving line of credit that, in part, increased the maximum availability under the line from $5.0 million to $7.5 million. On February 18, 2015, the Company completed an underwritten offering and received net cash proceeds of $10.5 million.

Financial Tables
The Company’s condensed consolidated financial information (unaudited) for the three and twelve month periods ended December 31, 2014 and 2013 is as follows:

Financial Results Call Scheduled:
Thursday, March 12, 2015 at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call 800-207-9287 or 706-679-1155 if dialing internationally, and provide the Conference ID #1640122, approximately ten minutes prior to the starting time. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the earnings call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406, using Conference ID #1640122. The playback will be available until 8:59 p.m. Pacific Time on April 26, 2015. The call will also be available on the Company's Investor Relations web page approximately two days after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php
About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies, including engine and vehicle control systems and drivetrains. Quantum produces innovative, advanced, and light-weight compressed natural gas storage tanks, and supplies these tanks, in addition to fully integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding our revenue growth in 2015, the amount of expenses we will incur related to our systems strategy and the impact it will have on our product margins in the future, and our intent to sell the remaining assets of Schneider Power Inc. All statements included in this report, other than those that are historical, are forward looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Risk factors include the cancellation of orders, the acceptance of the Company's products, our ability to find a buyer for Schneider Power’s remaining assets at a price and on terms acceptable to us, and other risk factors that the Company discloses in its filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com

2014 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600